Exhibit 99.1

Deciphera Pharmaceuticals, Inc. Announces Third Quarter 2017 Financial Results

and Corporate Highlights

-Presented Updated Clinical Data from Ongoing Phase 1 Trial of DCC-2618 at ESMO-

-Completion of Initial Public Offering Raising Net Proceeds of $129 million-

-Announced Plans to Initiate Two Pivotal Trials of DCC-2618 in 4th and 2nd Line GIST in 2018-

Waltham, MA – November 14, 2017 – Deciphera Pharmaceuticals, Inc. (NASDAQ:DCPH), a clinical-stage biopharmaceutical company focused on addressing key mechanisms of tumor drug resistance, today announced financial results for the third quarter ended September 30, 2017, and provided an update on recent clinical and corporate developments.

“In recent months, we have reported progress across key areas of our pipeline and development strategy,” said Michael D. Taylor, Ph.D., President and Chief Executive Officer of Deciphera. “The data emerging from our lead program, DCC-2618, support the clinical benefit of this best-in-class pan-KIT and PDGFRα inhibitor. These encouraging results reinforce our confidence in the potential of DCC-2618 as we advance toward pivotal trials in GIST next year and explore additional indications in our ongoing Phase 1 expansion study. In addition, we successfully completed our initial public offering, placing us in a strong position to advance our wholly-owned clinical-stage portfolio of kinase switch control inhibitors.”

Third Quarter 2017 Clinical and Corporate Highlights

•	DCC-2618
o	Reported updated data from the ongoing Phase 1 clinical trial of DCC-2618 at the European Society of Medical Oncology 2017 Congress, demonstrating compelling disease control rates and duration of therapy in heavily-pretreated patients with gastrointestinal stromal tumors (GIST).
o	Received FDA orphan drug designation for DCC-2618 for the treatment of glioblastoma multiforme and anaplastic astrocytoma.
o	Announced plans to initiate in 2018 two pivotal Phase 3 clinical trials of DCC-2618 in GIST: a placebo-controlled randomized, pivotal Phase 3 clinical trial in patients with fourth-line GIST in the first half of 2018 and a second pivotal Phase 3 clinical trial comparing DCC-2618 to sunitinib in second-line GIST patients in the second half of 2018.

•	Initial Public Offering
o	In October, Deciphera Pharmaceuticals completed an initial public offering of 8,166,496 shares of its common stock at a public offering price of $17.00 per share, including shares pursuant to the exercise by the underwriters of their option to purchase additional shares. Deciphera Pharmaceuticals received net proceeds of approximately $129.1 million from the offering, after deducting underwriting discounts and commissions, but before other offering expenses.

Third Quarter 2017 Financial Results

Cash Position: As of September 30, 2017, Deciphera Pharmaceuticals reported cash and cash equivalents of $82.1 million. In October, the Company completed an initial public offering of 8,166,496 shares of its

Deciphera Pharmaceuticals, Inc., 500 Totten Pond Rd, 6th Floor, Waltham, MA 02451

781-209-6400    www.deciphera.com

common stock, resulting in net proceeds to Deciphera of approximately $129.1 million, after deducting underwriting discounts and commissions, but before other offering expenses.

R&D Expenses: Research and development expenses for the third quarter of 2017 were $9.8 million compared to $4.7 million for the same period in 2016. The increase was primarily due to an increase in spending on the DCC-2618 program of $4.1 million as a result of clinical trial costs related to the Phase 1 trial and increased manufacturing and preclinical study costs to support the planned pivotal Phase 3 trials. In addition, facility- and personel-related costs, including stock-based compensation expense, increased an aggregate of $1.9 million as the result of an increase in costs associated with early-stage drug discovery programs and headcount. Personnel-related costs for each of the third quarters of 2017 and 2016 included non-cash share-based compensation expense of $0.5 million and $0.2 million, respectively.

G&A Expenses: General and administrative expenses for the third quarter of 2017 were $2.4 million, compared to $1.4 million for the same period in 2016. The increase was due to an increase in headcount and accounting and legal fees associated with ongoing business activities. Personnel-related costs for each of the third quarters of 2017 and 2016 included non-cash share-based compensation expense of $0.6 million and $0.3 million, respectively.

Net Loss: For the third quarter of 2017, Deciphera reported a net loss attributable to Series A convertible preferred shareholders of $12.0 million, or $5.85 per share (basic and diluted), compared to $6.1 million, or $2.96 per share, for the same period in 2016. The weighted average Series A convertible preferred shares (basic and diluted) outstanding used to compute net loss per share were 2,057,750 for each of the three months ended September 30, 2017 and 2016.

About Deciphera Pharmaceuticals

Deciphera Pharmaceuticals is a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients by tackling key mechanisms of drug resistance that limit the rate and/or durability of response to existing cancer therapies. Our small molecule drug candidates are directed against an important family of enzymes called kinases, known to be directly involved in the growth and spread of many cancers. We use our deep understanding of kinase biology together with a proprietary chemistry library to purposefully design compounds that maintain kinases in a “switched off” or inactivated conformation. These investigational therapies comprise tumor-targeted agents designed to address therapeutic resistance causing mutations and immuno-targeted agents designed to control the activation of immunokinases that suppress critical immune system regulators, such as macrophages. We have used our platform to develop a diverse pipeline of tumor-targeted and immuno-targeted drug candidates designed to improve outcomes for patients with cancer by improving the quality, rate and/or durability of their responses to treatment.

Availability of Other Information About Deciphera Pharmaceuticals

Investors and others should note that Deciphera Pharmaceuticals communicates with its investors and the public using its company website (www.deciphera.com), including, but not limited, to investor presentations and scientific presentations, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Deciphera Pharmaceuticals posts on these channels and websites could be deemed to be material information. As a result, Deciphera Pharmaceuticals encourages investors, the media and others interested in Deciphera Pharmaceuticals to review the information that it posts on these channels, including Deciphera Pharmaceuticals’ investor relations website, on a regular basis. This list of channels may be updated from time to time on Deciphera

Deciphera Pharmaceuticals, Inc., 500 Totten Pond Rd, 6th Floor, Waltham, MA 02451

781-209-6400    www.deciphera.com

Pharmaceuticals’ investor relations website and may include other social media channels than the ones described above. The contents of Deciphera Pharmaceuticals’ website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding plans and timelines for the clinical development of DCC-2618, DCC-3014 and rebastinib; the timing of updated clinical data for Deciphera Pharmaceuticals’ Phase 1 clinical trials for DCC-2618 and DCC-3014; expectations regarding Deciphera Pharmaceuticals’ existing cash and cash equivalents; and Deciphera Pharmaceuticals’ strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to the delay of any current or planned clinical trials or the development of Deciphera Pharmaceuticals’ drug candidates, including DCC-2618, DCC-3014 and rebastinib; Deciphera Pharmaceuticals‘ advancement of multiple early-stage efforts; Deciphera Pharmaceuticals’ ability to successfully demonstrate the efficacy and safety of its drug candidates; the preclinical and clinical results for Deciphera Pharmaceuticals’ drug candidates, which may not support further development of such drug candidates; and actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; Deciphera Pharmaceuticals‘ ability to develop and commercialize companion diagnostic tests for its current and future drug candidates. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Deciphera Pharmaceuticals’ Prospectus filed pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (SEC) on September 28, 2017, and other filings that Deciphera Pharmaceuticals may make with the SEC in the future. Any forward-looking statements contained in this press release represent Deciphera Pharmaceuticals’ views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Deciphera Pharmaceuticals explicitly disclaims any obligation to update any forward-looking statements.

Deciphera Pharmaceuticals, Inc., 500 Totten Pond Rd, 6th Floor, Waltham, MA 02451

781-209-6400    www.deciphera.com

Balance Sheets

(In thousands)

	September 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$82,149	$57,461
Prepaid expenses and other current assets	596	791
Property and equipment, net	731	514
Other assets	4,391	179

Total assets	$87,867	$58,945

LIABILITIES, CONVERTIBLE PREFERRED SHARES AND MEMBERS’ DEFICIT
Accounts payable	$3,104	$1,413
Accrued expenses and other liabilities	6,807	2,957
Debt obligations	1,528	1,668

Total liabilities	11,439	6,038

Convertible preferred shares	244,538	192,667

Total members' deficit	(168,110)	(139,760)

Total liabilities, convertible preferred shares and members' deficit	$87,867	$58,945

Deciphera Pharmaceuticals, Inc., 500 Totten Pond Rd, 6th Floor, Waltham, MA 02451

781-209-6400    www.deciphera.com

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	9,751	4,717	23,856	13,626
General and administrative	2,430	1,350	6,741	3,678

Total operating expenses	12,181	6,067	30,597	17,304

Loss from operations	(12,181)	(6,067)	(30,597)	(17,304)

Other income (expense):
Interest expense	(23)	(26)	(72)	(81)
Other income (expense), net	166	(6)	297	2

Total other income (expense), net	143	(32)	225	(79)

Net loss and comprehensive loss	$(12,038)	$(6,099)	$(30,372)	$(17,383)

Net loss attributable to Series A convertible preferred shareholders—basic and diluted	$(12,038)	$(6,099)	$(30,372)	$(17,383)

Net loss per share attributable to Series A convertible preferred shareholders—basic and diluted	$(5.85)	$(2.96)	$(14.76)	$(8.45)

Weighted average Series A convertible preferred shares outstanding—basic and diluted	2,057,750	2,057,750	2,057,750	2,057,750

Contacts:

Media:

Gina Nugent, The Yates Network

gina@theyatesnetwork.com

617-460-3579

Investor Relations:

Laura Perry or Sam Martin, Argot Partners

Laura@argotpartners.com or Sam@argotpartners.com

212-600-1902

Company:

Christopher J. Morl, Chief Business Officer

Deciphera Pharmaceuticals, Inc.

cmorl@deciphera.com

781-209-6418

Deciphera Pharmaceuticals, Inc., 500 Totten Pond Rd, 6th Floor, Waltham, MA 02451

781-209-6400    www.deciphera.com